Exhibit 35.7

Corporate Trust Services
MAC R1204-010
9062 Old Annapolis Road
Columbia, MD 21045

Tel: 410 884 2000
Fax: 410 715 2380

Citigroup Commercial Mortgage Securities Inc.

390 Greenwich Street, 5th Floor

New York, New York 10013

RE: Annual Statement of Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator for the Selig Portfolio Loan Combination (in such capacities, “Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2014 (the “reporting period”):

(a)	A review of Wells Fargo’s activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the “Servicing Agreement(s)”) has been made under my supervision; and

(b)	To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.

March 25, 2015

\s\ Brian Smith

Brian Smith

Vice President

To: Citigroup Commercial Mortgage Securities Inc.

Schedule A

List of Servicing Agreement(s) and Series

Pooling and Servicing Agreement dated as of June 1, 2014, by and among GS MORTGAGE SECURITIES CORPORATION II, Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, Master Servicer, CWCAPITAL ASSET MANAGEMENT LLC, Special Servicer, PENTALPHA SURVEILLANCE LLC, Operating Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION, Certificate Administrator and DEUTSCHE BANK TRUST COMPANY AMERICAS, Trustee relating to the Series GSMS 2014-GC22 Commercial Mortgage Pass-Through Certificates relating to the Selig Portfolio Loan Combination, a Pari passu portion of which is included in the Series CGCMT 2014-GC23 Commercial Mortgage Pass-Through Certificates transaction.

To: Citigroup Commercial Mortgage Securities Inc.

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable